Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Roan Holdings Group Co., Ltd.:

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-223465) of Roan Holdings Group Co., Ltd. and its subsidiaries (collectively the “Company”) of our report dated on May 15, 2023, relating to our audits of the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in such amended annual report.

/s/ ZH CPA, LLC

Denver, Colorado

February 7, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us